Exhibit 99.1

Nektar Therapeutics Reports First Quarter 2022 Financial Results

SAN FRANCISCO, May 5, 2022 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the first quarter ended March 31, 2022.

Cash and investments in marketable securities at March 31, 2022 were approximately $704.4 million as compared to $798.8 million at December 31, 2021, which is expected to support operations into 2025.

“The new strategic plan that we recently announced refocuses our company around specific investment into our most important pipeline programs – NKTR-358, NKTR-255, and core preclinical candidates,” said Howard W. Robin, President and CEO of Nektar. “In addition, we have now implemented a cost restructuring plan which extends our cash runway through the first half of 2025. We believe our pipeline in auto-immune disease and oncology provides a path to bringing important therapeutics to patients and creating value for our shareholders.”

Summary of Financial Results

Revenue in the first quarter of 2022 was $24.8 million as compared to $23.6 million in the first quarter of 2021.

Total operating costs and expenses in the first quarter of 2022 were $141.4 million as compared to $133.0 million in the first quarter of 2021. Operating costs and expenses increased primarily as a result of an increase in R&D expense.

R&D expense in the first quarter of 2022 was $107.3 million as compared to $95.6 million for the first quarter of 2021. R&D expense increased primarily due to increases in expense for bempegaldesleukin, NKTR-255 and NKTR-358.

G&A expense was $27.3 million in the first quarter of 2022 and $31.7 million in the first quarter of 2021.

Net loss for the first quarter of 2022 was $90.4 million or $0.49 basic and diluted loss per share as compared to a net loss of $123.0 million or $0.68 basic and diluted loss per share in the first quarter of 2021.

On April 25, 2022, Nektar announced new strategic and cost restructuring plans (https://ir.nektar.com/news-releases/news-release-details/nektar-therapeutics-announces-strategic-reorganization-plan-and) and conducted a call with analysts and investors to present those plans. On that call, the company provided annual financial guidance for 2022, and because of that, the company stated it would not hold its regular quarterly conference call conducted in conjunction with release of Q1 2022 financial results.

About Nektar

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in oncology, immunology, and inflammatory diseases as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “may,” “extend,” “potential,” “create,” “provide” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of, and future development plans for NKTR-358, NKTR-255 and our other drug candidates in research programs, the prospects and plans for our collaborations with other companies,  the timing of the initiation of clinical studies and the data readouts for our drug candidates, and our expectations (including our expected charges and cost savings) following our corporate restructuring, reorganization and workforce reduction, and our expected working capital and our cash runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of  NKTR-358, NKTR-255 and our other drug candidates are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) NKTR-358, NKTR-255 and our other drug candidates are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) NKTR-358, NKTR-255 and our other drug candidates are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected costs savings we expect from the restructuring and reorganization, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Vivian Wu of Nektar Therapeutics

628-895-0661

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2022	December 31, 2021 (1)
ASSETS
Current assets:
Cash and cash equivalents	$67,993	$25,218
Short-term investments	599,032	708,737
Accounts receivable	30,220	22,492
Inventory	15,379	15,801
Other current assets	20,831	23,333
Total current assets	733,455	795,581
Long-term investments	37,363	64,828
Property, plant and equipment, net	60,980	60,510
Operating lease right-of-use assets	114,296	117,025
Goodwill	76,501	76,501
Other assets	1,521	2,744
Total assets	$1,024,116	$1,117,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	12,617	9,747
Accrued compensation	22,653	15,735
Accrued clinical trial expenses	33,403	26,809
Other accrued expenses	17,011	15,468
Operating lease liabilities, current portion	19,597	17,441
Total current liabilities	105,281	85,200
Operating lease liabilities, less current portion	122,638	125,736
Development derivative liability	—	27,726
Liabilities related to the sales of future royalties, net	185,604	195,427
Other long-term liabilities	2,704	3,592
Total liabilities	416,227	437,681
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	19	19
Capital in excess of par value	3,537,790	3,516,641
Accumulated other comprehensive loss	(6,532)	(4,157)
Accumulated deficit	(2,923,388)	(2,832,995)
Total stockholders’ equity	607,889	679,508
Total liabilities and stockholders’ equity	$1,024,116	$1,117,189

(1)	The consolidated balance sheet at December 31, 2021 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended March 31,
	2022	2021
Revenue:
Product sales	$5,688	$4,795
Non-cash royalty revenue related to the sales of future royalties	17,561	18,798
License, collaboration and other revenue	1,573	54
Total revenue	24,822	23,647
Operating costs and expenses:
Cost of goods sold	5,315	5,756
Research and development	107,253	95,604
General and administrative	27,339	31,679
Restructuring, impairment and other costs of terminated program	1,475	—
Total operating costs and expenses	141,382	133,039
Loss from operations	(116,560)	(109,392)
Non-operating income (expense):
Change in fair value of development derivative liability	33,427	(1,599)
Non-cash interest expense on liabilities related to the sales of future royalties	(7,529)	(13,296)
Interest income and other income (expense), net	395	1,412
Total non-operating income (expense), net	26,293	(13,483)
Loss before provision for income taxes	(90,267)	(122,875)
Provision for income taxes	126	92
Net loss	$(90,393)	$(122,967)

Basic and diluted net loss per share	$(0.49)	$(0.68)
Weighted average shares outstanding used in computing basic and diluted net loss per share	185,848	181,370

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(90,393)	$(122,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to the sales of future royalties	(17,561)	(18,798)
Non-cash interest expense on liabilities related to the sales of future royalties	7,529	13,296
Change in fair value of development derivative liability	(33,427)	1,599
Non-cash research and development expense	4,951	2,248
Stock-based compensation	20,961	23,898
Depreciation and amortization	3,730	3,543
Amortization of premiums (discounts), net and other non-cash transactions	1,276	2,345
Changes in operating assets and liabilities:
Accounts receivable	(7,728)	9,733
Inventory	422	(1,516)
Operating leases, net	1,787	1,541
Other assets	2,864	6,183
Accounts payable	2,998	779
Accrued compensation	6,918	8,981
Other accrued expenses	7,249	(7,950)
Net cash used in operating activities	(88,424)	(77,085)
Cash flows from investing activities:
Purchases of investments	(93,493)	(295,314)
Maturities of investments	227,974	303,612
Sales of investments	—	5,036
Purchases of property, plant and equipment	(4,203)	(2,876)
Net cash provided by investing activities	130,278	10,458
Cash flows from financing activities:
Proceeds from shares issued under equity compensation plans	188	17,106
Cash receipts from development derivative liability	750	750
Net cash provided by financing activities	938	17,856
Effect of foreign exchange rates on cash and cash equivalents	(17)	(20)
Net increase (decrease) in cash and cash equivalents	42,775	(48,791)
Cash and cash equivalents at beginning of period	25,218	198,955
Cash and cash equivalents at end of period	$67,993	$150,164
Supplemental disclosure of cash flow information:
Operating lease right-of-use asset recognized in exchange for lease liabilities	$—	$1,057

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